Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

February 26, 2026

BrightSpire Capital, Inc.
590 Madison Avenue
33rd Floor
New York, NY 10022

Re:	REIT Qualification Opinion
Ladies and Gentlemen:

We have acted as tax counsel to BrightSpire Capital, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of an unlimited amount of one or more series of the following securities of the Company: (i) shares of Class A common stock, par value $0.01 per share (the "Common Stock") and associated stock purchase rights (the “Rights”), (ii) shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), (iii) Preferred Stock represented by depository receipts (the "Depositary Shares"), (iv) warrants to purchase Common Stock (the "Common Stock Warrants"), (v) warrants to purchase Preferred Stock (the "Preferred Stock Warrants"), (vi) warrants to purchase Depositary Shares (the "Depositary Shares Warrants," and, together with the Common Stock Warrants and the Preferred Stock Warrants, the "Warrants" and, together with the Common Stock, Preferred Stock, Depository Shares, the "Securities"), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus (the “Prospectus”) which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the Prospectus. You have requested our opinion concerning certain federal income tax considerations relating to the Company, including with respect to the qualification of the Company as a real estate investment trust (a “REIT”) under Section 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).

Bases for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result

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in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Terms or phrases that are not capitalized but appear in quotation marks are used herein as they are used for U.S. federal income tax purposes in the Code, Treasury Regulations, and administrative guidance and rulings.

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to:

1.the Registration Statement and Prospectus;
2.the Master Combination Agreement, and the exhibits thereto, dated as of August 25, 2017, as amended and restated on November 20, 2017 (the "Combination Agreement"), by and among (i) DigitalBridge Group, Inc. (at such time operating under the name Colony NorthStar, Inc.), a Maryland corporation ("Constellation"), (ii) the Selling Stockholder (at such time operating under the name Colony Capital Operating Company, LLC) and the operating company of Constellation, (iii) NRF RED REIT Corp., a Maryland corporation, (iv) NorthStar Real Estate Income Trust, Inc., a Maryland corporation ("Nova I"), (v) NorthStar Real Estate Income Trust Operating Partnership, LP, a Delaware limited partnership and the operating partnership of Nova I, (vi) NorthStar Real Estate Income II, Inc., a Maryland corporation ("Nova II"), (vii) NorthStar Real Estate Income Operating Partnership II, LP, a Delaware limited partnership and the operating partnership of Nova II, (viii) the Company (at such time operating under the name Colony NorthStar Credit Real Estate, Inc.) and (ix) the Operating Partnership (at such time operating under the name Credit RE Operating Company, LLC), which, among other things, provided for the merger of Nova I with and into the Company with the Company surviving the merger (the "Nova I Merger") and the merger of Nova II with and into the Company, with the Company surviving the merger (the "Nova II Merger," and together with the Nova I Merger, the "Mergers"); and
3.certain organizational documents of the Company and its subsidiaries (including the Operating Partnership) (those documents referred to in clauses (1) through (3), the "Reviewed Documents").

The opinions set forth in this letter are premised on, among other things, written representations of:

1.the Company with respect to the Company, its subsidiaries, and various REITs in which the Company owns or owned a direct or indirect substantial interest (each a "Company

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Subsidiary REIT"1) contained in a letter to us dated as of the date hereof (the "Company Management Representation Letter");

2.Nova I contained in a letter to Alston & Bird LLP and us dated January 31, 2018, in connection with the separate opinion of Alston & Bird LLP as to the qualification of Nova I (or its predecessor by merger) as a REIT for the period commencing with the taxable year ended December 31, 2010 and ending at the Nova I Merger Effective Time, as defined in the Combination Agreement (the "Nova I Management Representation Letter"); and

3.Nova II contained in a letter to Greenberg Traurig, LLP and us dated January 31, 2018, in connection with the separate opinion of Greenberg Traurig, LLP as to the qualification of Nova II (or its predecessor by merger) as a REIT for the period commencing with the taxable year ended December 31, 2013 and ending at the Nova II Merger Effective Time, as defined in the Combination Agreement (the "Nova II Management Representation Letter," together with the Company Management Representation Letter and the Nova I Management Representation Letter, the "Management Representation Letters").

Although we have discussed the Management Representation Letters with the Company, for purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Management Representation Letters. We consequently have relied upon the representations and statements of the signatories to the respective Management Representation Letters, as described in the Reviewed Documents and the Management Representation Letters, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed with your consent the following:

(1)that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Management Representation Letters are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Management Representation Letters made as a belief or made "to the knowledge of or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2)the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(3)that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

1 This term includes, for purposes of this opinion letter, any REITs in which the Company owns, directly or indirectly, a 10% or greater interest.

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(4)that the Company, for itself and as successor to Nova I and Nova II, and each Company Subsidiary REIT, will comply with the representations contained in the Company Management Representation Letter, that it will utilize all appropriate "savings provisions" (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency-dividend procedures) available to the Company and each Company (for itself and as successor to Nova I and Nova II) and each Company Subsidiary REIT under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available, but only to the extent available; and

(5)that at the time of the Mergers, (A) Nova I qualified as a REIT and had qualified as a REIT for the entire period of its existence as a corporation for U.S. federal income tax purposes, and (B) Nova II qualified as a REIT and had qualified as a REIT for the entire period of its existence as a corporation for U.S. federal income tax purposes.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Management Representation Letters) may adversely affect the conclusions stated herein.

Opinions

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next paragraph below, we are of the opinion that:

1.the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, commencing with its taxable year ended December 31, 2018, and the Company's current organization and current and proposed method of operation (as described in the Registration Statement and the Company Management Representation Letter) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2026, and future taxable years; and

2.the portions of the discussion in Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 18, 2026, under the heading "Material U.S. Federal Income Tax Considerations" that describe applicable provisions of U.S. federal income tax law are correct in all material respects as of the date hereof.

The Company's qualification and taxation as a REIT under the Code depend upon the ability of the Company and each Company Subsidiary REIT to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of stock ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company, for itself and as successor to Nova I and Nova II, and each Company Subsidiary REIT, as applicable, utilizing any and all appropriate "savings provisions" (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all

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available deficiency-dividend procedures) available to the Company, for itself and as successor to Nova I and Nova II, and each Company Subsidiary REIT, as applicable, under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinions set forth above do not foreclose the possibility that the Company and/or one or more of the Company Subsidiary REITs may have to utilize one or more of these "savings provisions" in the future, which could require the Company and/or one or more of the Company Subsidiary REITs to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken to review the Company's or any Company Subsidiary REIT's compliance with these requirements on a continuing basis, nor will we do so in the future. The accuracy of our opinions is entirely dependent on the Company's representations contained in the Company Management Representation Letter regarding the anticipated value and composition of its assets that it will own, and the nature of its income derived therefrom. Accordingly, no assurance can be given that the actual results of the Company's operations, the sources of its income, the nature of its assets, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter has been prepared solely for your use for filing as an exhibit to the Registration Statement. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion letter after the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to Hogan Lovells US LLP in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended. This opinion letter should not be relied upon by any person other than you or for any other purpose.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP